                                                                      EXHIBIT 11

                           TOMORROW'S MORNING, INC.
                       (A Development Stage Enterprise)

                       COMPUTATION OF EARNINGS PER SHARE

                                                    JUNE 30, 1997       JUNE 30, 1996
                                                    -------------       -------------
Net Loss                                            $2,955,679          $2,642,296
Basis for computation of primary earnings
per common and common equivalent share:
Weighted average number of shares outstanding
during period                                        1,608,412           1,031,527
Weighted average (incremental) common share
equivalent after considering the effects of
options and warrants issued during the years
ended June 30, 1997 and 1996 as required by
Securities and Exchange Commission Staff
 Accounting Bulletin No. 83                              - 0 -             172,695
                                                    ----------          ----------
Total weighted average number of shares              1,608,412           1,204,222
                                                    ==========          ==========

Loss per share                                         $(1.84)             $(2.19)
                                                    ==========          ==========

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